UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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First Financial Bancorp.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note:

This document was prepared by management of First Financial Bancorp. (the “Company”) on behalf of the board of directors for use by those employees of the Company or its agents authorized to communicate with its shareholders. Members of the Board may have an interest in the matters being presented at the annual meeting of shareholders scheduled to be held on May 22, 2012. Shareholders should read the Company’s definitive proxy statement for the 2012 annual meeting of shareholders because it contains important information. Shareholders may obtain the Company’s definitive proxy statement and Annual Report for free at www.bankatfirst.com/investor. This document may be deemed “soliciting material” within the rules and regulations of the Securities and Exchange Commission promulgated under the Securities and Exchange Act of 1934, as amended.

May 4, 2012

2012 Annual Meeting of Shareholders

First Financial Bancorp. (the “Company”) will be holding its annual meeting of shareholders on May 22, 2012. In addition to the election of directors, ratification of auditors, say on pay, and amending the 2009 Director Stock Plan, the Company is requesting shareholder approval of the First Financial Bancorp. 2012 Stock Plan (the “2012 Plan”). A brief overview of the Plan is provided below.

The 2012 Stock Plan

We operate in a competitive banking industry and our success depends on our ability to attract, retain and reward exceptional talent. We must offer competitive compensation opportunities and we believe that providing stock-based compensation to our employees and directors is an especially important component of the total compensation package because it provides an ownership stake in the Company and aligns their interests with our shareholders.

The purpose of the 2012 Plan is to promote the interests of the Company and its subsidiaries through grants of stock-based incentives intended to:

(1) Attract and retain key employees and directors,

(2) Provide an additional incentive to the recipient to work to increase the value of our stock, and

(3) Provide each recipient with a stake in our future which corresponds to the stake of each of our shareholders.

Key benefits to shareholders by approving the 2012 Plan

The 2012 Plan contains certain features that the Board believes are consistent with the interests of shareholders and sound governance principles. Provided below is a summary of these key 2012 Plan features.

•	Limits the number of shares available under the 2012 Plan to 1,750,000 shares, which represents approximately 3% of our issued and outstanding common shares as of March 26, 2012.
o	We have not included a full value share multiplier as it is our intent that all requested shares be available for use as full value awards rather than a fungible pool of options and restricted shares.
o	We believe the number of shares available under the 2012 Plan will be sufficient for Plan purposes under the proposed five year term of the Plan.
o	Payment of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the Committee in satisfaction of a participant’s obligation, will not result in additional shares becoming available for subsequent awards under the 2012 Plan.
o	We will not roll over any shares remaining for grant in the 2009 Employee Stock Plan (“2009 Employee Plan”) when it expires in June 2012.
•	Prohibits granting discounted stock options and stock appreciation rights.

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•	Requires shareholder approval of any amendment or modification of the Plan or awards that would result in repricing of previously granted awards.
•	Maximizes the Company’s ability to deduct incentive compensation by qualifying the performance incentive awards granted under the 2012 Plan as “performance-based compensation” under Section 162(m) of the Code.
•	Allows for clawbacks with respect to awards granted under the 2012 Plan.
•	Authorizes the Committee to forfeit or recoup a participant’s awards in the event the participant violates certain employment restrictions or is terminated for cause.
•	Allows for share retention guidelines. Shares of stock acquired by a participant under the 2012 Plan may be subject to share retention guidelines established by First Financial.
•	Prohibits the use of shares that were previously used by a participant to satisfy either his or her tax obligations with respect to an award, pay the purchase price of an option or satisfy the base price of a stock appreciation right.
•	Payment of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the Compensation Committee in satisfaction of a participant’s obligation, will not result in additional shares becoming available for subsequent awards under the 2012 Plan.
•	Incorporates executive compensation best practices by designating the Compensation Committee as the Plan administrator, which is comprised solely of non-employee, independent directors.
•	Places restrictions on the payment of dividends so that no dividends will be paid prior to the date the option or stock appreciation right is exercised or, in the case of other types of awards, the date the award vests.
•	In the event of a change in control, it eliminates the potential for a payout in excess of target with respect to performance awards in the event the Compensation Committee is not able to determine the actual level of achievement at the time of the change in control.
•	Simplifies plan administration by eventually consolidating the director stock compensation plan and the key employee stock compensation plan into a single plan.

Why we recommend shareholders vote for the approval of the 2012 Plan:

•	The 2009 Employee Plan expires on June 15, 2012. A new plan with a brand new pool of shares is being proposed rather than an extension of the current plan because:
o	As of April 1, 2012, there were only 37,164 shares available for restricted stock awards under the 2009 Employee Plan, which is the vehicle the Company has used exclusively for annual awards since 2009. It is the Company’s current intent to continue the exclusive use of restricted stock (rather than other vehicle types). The remaining restricted shares under the 2009 Employee Plan are not sufficient for another year of restricted stock awards. The bulk of annual stock grants are made in the first quarter of each year. In February 2012, a total of 238,400 restricted shares were granted to our key employees of which 79,600 were granted to our named executive officers (“NEOs”). The NEO grants were reported in a Form 8-K filed with the SEC on March 2, 2012. In addition, on March 30, 2012, a total of 38,955 restricted shares were granted to senior executives (13 persons) including the NEOs rather than receiving cash for the payout in excess of 100% under the Company’s short term incentive plan.
o	Pursuant to our compensation philosophy, the Company has not granted stock options since 2008. The 750,000 shares remaining for use as stock option and stock appreciation right grants under the existing 2009 Employee Plan were never used and will be terminated at the expiration of the 2009 Employee Plan on June 15, 2012 as such a pool of shares no longer aligns with our current compensation philosophy and strategy.
o	The 2012 Plan updates and eliminates undesirable and outdated provisions in our existing plan and replaces them with provisions we believe are in line with current “best practices” for granting stock-based incentives, such as allowing for clawbacks or prohibiting discounted options or stock appreciation rights.
•	If the new 2012 Plan is approved by shareholders, no further awards will be made under the 2009 Employee Plan.
o	We currently have no plans to make further grants under the 2009 Employee Plan.
o	No remaining shares in the 2009 plan are being rolled into the new 2012 Plan.

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•	The 2012 Plan would be the sole means by which the Company may grant long-term stock-based compensation awards to its key employees.
•	If the 2012 Plan is not approved, we will not have any means of granting stock to our key employees after June 15, 2012 (the date the 2009 Employee Plan expires), including new hires.
•	The 2012 Plan also would become the primary means by which the Company may grant stock-based awards to our non-employee directors.
o	Once all shares available under the 2009 Director Plan have been exhausted or such plan expires, the Company would make grants to our non-employee directors under the 2012 Plan.
•	Since the approval of the 2009 Employee Plan, the Company has prudently managed share usage from the plan which has resulted in a three-year average run rate that we believe is well below current industry threshold levels. It is our intent to continue to monitor and manage run rate within the new plan in the same cautious manner.
•	We are asking our shareholders to authorize a number of shares available under the 2012 Plan to a level that we believe will, on the basis of current expectations, be sufficient during the 2012 Plan’s proposed five-year term.

A detailed description of the 2012 Stock Plan can be found in the Company's 2012 Proxy Statement. You can download a copy of the 2012 Proxy Statement via our investor relations website at www.bankatfirst.com/investor.

Significant Corporate Governance and Performance Highlights

The banking industry faced another challenging year with the continued stress in the economy and the regulations implementing sweeping legislation. In spite of these challenges, First Financial remained profitable, outperformed its peers and was able to take advantage of growth opportunities. Despite the continued difficult economic environment, our management team made significant progress in achieving our strategic, operational and financial goals for 2011.

Highlights of 2011 include:

•	Completed our 85th consecutive quarter of profitability at the end of 2011.
•	Continued financial performance in comparison to peers (median to top quartile in almost all performance criteria set forth in the 2011 Short-Term Incentive Plan as disclosed in our 2012 Proxy).
•	Completion of important branch acquisitions in two of our key strategic markets.
•	Continued improvement in credit quality trends.
•	Maintained capital levels far exceeding “well-capitalized” regulatory minimum thresholds.
•	Implemented a variable dividend strategy in the second half of 2011 under which we payout 100% of quarterly earnings in our dividend. During 2011, the strategy, which is evaluated each quarter, resulted in the payment of an additional $0.15 per share in dividends to our shareholders in each of the 3rd and 4th quarters of 2011 and has placed the Company’s stock among the highest dividend yielding stocks of companies in the banking industry.
•	Implemented clawbacks covering the retention bonus and the Short-Term Incentive Plan for NEOs, in addition to those clawback policies adopted while we participated in TARP.
•	Eliminated certain perquisites offered to our NEOs.
•	Effective January 1, 2011, implemented new employment agreements with our NEOs that eliminate tax gross ups and other post employment benefits.
•	Continued to inventory all incentive compensation plans and evaluate them for excessive risk.

In keeping with our objective of maximizing long-term shareholder value, the Company has delivered a higher total return to our shareholders than peers in the KBW Regional Bank Index throughout the five-year period from 2006 to 2011. As the line graph below shows, for the five-year period from 2006 through 2011, our Company provided shareholders with a total shareholder return (“TSR”) of 25.53%. This compares favorably to the KBW Regional Bank Index TSR of a -43.45% (negative) over the same five-year period and a five-year TSR of 13.16% for the Nasdaq Market Index. The graph below compares the cumulative TSR on our common stock from December 31, 2006 through December 31, 2011 with the cumulative total return of the KBW Regional Bank Index, and the cumulative total return of the Nasdaq Market Index. The graph assumes an initial investment of $100 in our common stock and in each of the KBW Regional Bank Index and Nasdaq Market indices on December 31, 2006, and assumes that dividends, if any, were reinvested.

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For a detailed discussion of our overall performance in 2011, we refer you to our 2011 Annual Report that can be downloaded from our website at www.bankatfirst.com/investor

Company Contacts

For additional information on the Company or to discuss the Annual Meeting of Shareholders and the

2012 Stock Plan, please contact one of the following:

Greg Gehlmann 513-979-5772

Executive Vice President, General Counsel and Corporate Secretary

Greg.Gehlmann@bankatfirst.com

Ken Lovik 513-979-5837

Vice President, Investor Relations and Corporate Development

Kenneth.Lovik@bankatfirst.com

Karen Smith, 877-870-8565

President, Advantage Proxy

ksmith@advantageproxy.com

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